Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES CORPORATION REPORTS FOURTH

QUARTER AND ANNUAL RESULTS

Richmond, Va., January 26, 2011 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $4.4 million and earnings per share of $0.15 for its fourth quarter and net income of $22.9 million and earnings per share of $0.83 for the year ended December 31, 2010. The quarterly results represent an increase of $1.6 million in net income and $0.15 in earnings per share from the prior year fourth quarter and an increase of $14.6 million in net income and a $0.64 increase in earnings per share from the year ended on December 31, 2009.

“Union First Market Bankshares delivered strong earnings to our shareholders in 2010 and we are proud of what our teammates were able to accomplish including the acquisition of First Market Bank and the consolidation of our two affiliate banks into the Union First Market Bank brand,” said G. William Beale, chief executive officer of Union First Market Bankshares. “During the fourth quarter, we announced our agreement to acquire the Harrisonburg branch of NewBridge Bank and expect to close that acquisition in May 2011. We have increased our efforts to manage our nonperforming assets and work through issues with some of our borrowers. Our bank remains one of the strongest community banks in Virginia and is uniquely positioned to grow profitably through these challenging times.”

Select highlights:

•	Net income for the year ending December 31, 2010 was $22.9 million—the highest level in four years. Net income excluding $9.4 million in one-time expenses amounted to approximately $29.8 million.

•

The core net interest margin for the fourth quarter was 4.29%, excluding the impact of acquisition accounting, an increase of 6 basis points from the third quarter and an increase of 32 basis points from the fourth quarter of 2009.

•

Due to additional earning assets from the First Market Bank (“FMB”) acquisition and significant reductions in the cost of funds, net interest income improved $16.6 million from the fourth quarter of 2009.

•

Nonperforming loans as a percentage of total loans increased to 2.17% from 1.81% in the third quarter of 2010. Nonaccrual loans and other real estate owned (“OREO”) experienced similar increases due principally to continued softness in residential home builder real estate markets we serve. Provision for loan losses increased $3.6 million from the third quarter and were principally related to charge-offs from continued weakness in the residential home builder real estate markets.

•

Mortgage segment net income for the fourth quarter was $854,000, a slight decline of $45,000 from the third quarter of 2010. This completed a year of strong performance in which the mortgage segment generated net income of $3.1 million.

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Nonrecurring costs of $584,000 were incurred in the fourth quarter relating to merging two affiliate banks, Northern Neck State Bank and Rappahannock National Bank, into Union First Market Bank. The consolidation was completed on October 12, 2010. Total costs for the affiliate merger were $843,000 in 2010.

•

On December 21, 2010, the Company announced it will acquire approximately $73.5 million of loans and assume $59.3 million in deposits at book value through the acquisition of the Harrisonburg, Virginia branch of NewBridge Bank. The close date is expected to be in the second quarter of 2011.

•	Year-to-date income and expenses include the operations of the former FMB for the eleven months since the February 1, 2010 business combination.

The increase in quarterly net income from the prior year largely relates to improvements in the net interest margin and the addition of the operations of the former FMB partially offset by increased provisions for loan losses and other credit costs. Fourth quarter net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $3.9 million compared to ($52,000) for the prior year’s fourth quarter.

Fourth quarter net income decreased $3.6 million from the third quarter and was largely attributable to an increase in the provision for loan losses in response to continued weakness in the residential home builder real estate market as well as other nonrecurring costs associated with the Company’s affiliate mergers and lease termination charges.

The $14.6 million increase of reported net income for the year ended December 31, 2010 was largely attributable to the addition of FMB and improvement in the net interest margin, partially offset by nonrecurring acquisition costs and increased credit costs.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $40.2 million, an increase of $595,000, or 1.49%, from the third quarter. The linked quarter increase was principally due to increased yields on investment securities, a continued low cost structure of interest-bearing liabilities partially offset by lower loan yields. Fourth quarter tax-equivalent net interest margin increased 8 basis points to 4.55% from 4.47% in the prior quarter. The net interest margin increase was principally attributable to the increase on investment security yields and lower interest-bearing deposits. During the fourth quarter, the funding mix continued to shift from higher cost certificates of deposit to lower cost money market accounts and demand deposits. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Linked quarter results Dollars in thousands Three Months Ended
	12/31/10	09/30/10	Change
Average interest-earning assets	$3,514,367	$3,523,678	$(9,311)
Interest income	$49,834	$49,490	$344
Yield on interest-earning assets	5.63%	5.57%	6	bps
Average interest-earning liabilities	$2,895,213	$2,914,482	$(19,269)
Interest expense	$9,540	$9,791	$(251)
Cost of interest-bearing liabilities	1.31%	1.33%	(2	)bps

The fourth quarter tax-equivalent net interest income increased $16.8 million, or 71.28%, when compared to the same period last year. This improvement was principally attributable to declines in costs of interest-bearing liabilities, as well as increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 58 basis points to 4.55%

from 3.97% in the prior year. The improvement in the cost of funds was principally a result of declining costs on certificates of deposit and fair value adjustments from acquisition accounting. The decrease in interest-earning asset yields was principally related to lower loan yields, net of acquisition related interest accretion, and lower yields on investment securities. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Three Months Ended
	12/31/10	12/31/09	Change
Average interest-earning assets	$3,514,367	$2,349,085	$1,165,282
Interest income	$49,834	$33,688	$16,146
Yield on interest-earning assets	5.63%	5.69%	(6	)bps
Average interest-earning liabilities	$2,895,213	$1,938,669	$956,544
Interest expense	$9,540	$10,163	$(623)
Cost of interest-bearing liabilities	1.31%	2.08%	(77	)bps

For the year ended December 31, 2010, tax-equivalent net interest income increased $72.1 million, or 86.312%, to $155.7 million compared to the prior year. This improvement was principally attributable to a decline in cost of interest-bearing liabilities and increased interest-earning assets related to the acquisition of FMB. The tax-equivalent net interest margin increased 101 basis points to 4.56 % from 3.55% in the prior year. The improvement in the cost of funds was principally a result of declining costs on certificates of deposit and money market accounts, fair value adjustments from acquisition accounting and lower costs related to FHLB borrowings. The following table shows average interest-earning assets, interest-bearing liabilities, their related income/expense and change for the periods shown:

	Year-to-date results Dollars in thousands Twelve Months Ended
	12/31/10	12/31/09	Change
Average interest-earning assets	$3,412,495	$2,353,854	$1,058,641
Interest income	$193,904	$132,318	$61,586
Yield on interest-earning assets	5.68%	5.62%	6	bps
Average interest-earning liabilities	$2,838,200	$1,980,504	$857,696
Interest expense	$38,245	$48,772	$(10,527)
Cost of interest-bearing liabilities	1.35%	2.46%	(111	)bps

Acquisition Activity

The impact of acquisition accounting fair value adjustments on net interest income was $2.3 million and $10.8 million for the three and twelve months ended December 31, 2010, respectively. If not for this impact, the net interest margin for the fourth quarter would have been 4.29%, a slight increase from the third quarter and a 32 basis point improvement from the same quarter a year ago. The Company’s ability to maintain the net interest margin at current levels is largely dependent upon future interest rates, loan demand, and deposit competition.

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”) and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase (or decrease) to interest expense over the estimated lives of the liabilities.

The fourth quarter, year-to-date and remaining estimated discount/premium is reflected in the following table (in 000s):

	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit
For the quarter ended December 31, 2010	$1,634	$139	$(27)	$524
For the year ended December 31, 2010	6,243	510	898	3,158
For the year ending 2011	5,312	387	(489)	763
For the year ending 2012	3,576	201	(489)	222
For the year ending 2013	2,925	15	(489)	—
For the year ending 2014	1,835	—	(489)	—
Thereafter	—	—	(652)	—
Total	$19,891	$1,113	$(1,711)	$4,143

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company continued to experience some deterioration in asset quality, principally within the builder residential real estate portfolio, as the housing market remained soft. While economic indicators suggest the recession has technically ended and there are some signs of increased economic activity, the signals are somewhat mixed and there could be additional softening in asset quality in the near term. The magnitude of any such softening is largely dependent upon any lagging impact on commercial real estate, the recovery of residential housing, and the pace at which the economies in the markets we serve recover.

While the level of nonperforming assets increased at the end of 2010, the levels are considered manageable by the Company. Resources continue to be devoted specifically to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. The Company has in place a special assets loan committee, which includes the Company’s Chief Executive Officer, Chief Credit Officer, and other senior lenders and credit officers. This committee addresses significant potential problem loans, formulates strategies, and develops action plans related to such assets. During the fourth quarter, the Company reassigned a senior officer, with significant real estate experience, to oversee the problem loan and OREO areas of the Company, as well as the five special asset loan officers dedicated to that area. Management continues to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjusts the allowance for loan losses accordingly. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established whenever necessary.

Acquisition

During the first quarter of 2010, the Company acquired the loan portfolio of FMB at a fair value discount of $30.0 million (the discount represents expected credit losses, comparison to market rates and liquidity adjustments). The performing loan portfolio fair value estimate was $960.7 million, and the impaired loan portfolio fair value estimate was $20.8 million. During the fourth quarter, the Company recognized $787,000 in provision for loan losses related to the acquired portfolio, offsetting a portion of the accretion on the acquired performing loan portfolio.

Loans obtained in connection with the FMB acquisition have been accounted for in accordance with ASC 805, Business Combinations and/or ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) if the loan experienced deterioration of credit quality at the time of acquisition. Both require that acquired loans be recorded at fair value and prohibit the carryover of the related allowance for loan losses. Determining the fair value of the acquired loans required estimating cash flows expected to be collected on the loans. Because ASC 310-30 loans (i.e., impaired loans) have been recorded at fair value, such loans are not classified as nonaccrual even though some payments may be contractually past due. The carrying amount of purchased impaired loans was $14.0 million at December 31, 2010, or approximately 0.50% of total loans.

Nonperforming Assets (NPAs)

At December 31, 2010, nonperforming assets totaled $97.8 million, an increase of $19.8 million compared to the third quarter and an increase of $52.9 million compared to the same period a year ago. The increase in NPAs continues to be related to stresses in the residential home builder market, which are largely a result of the recent recession and the subsequent slow pace of the economic recovery. Nonperforming loans have increased as residential real estate borrowers (i.e. builders) continue to experience financial difficulties with the protracted economic recovery depleting their cash reserves and other repayment resources. In addition, after working with the borrowers, the Company has had to foreclose on various real estate collateral in order to avoid additional losses. The increase in NPAs from the third quarter related to increases in nonaccrual loans of $10.1 million and OREO of $9.7 million. The net increase in nonaccrual loans was within the commercial real estate and residential real estate loan portfolios. The net increase in OREO was within the residential real estate and land loan portfolios. At December 31, 2010, the coverage ratio of the allowance for loan losses to nonperforming loans was 62.2%, a decline from 136.4% a year earlier and 72.4% in the third quarter. Despite this decline, impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained.

Nonperforming Loans (NPLs)

Nonperforming assets at December 31, 2010 included $61.7 million in nonperforming loans. This total includes residential real estate loans of $29.8 million, land loans of $14.1 million, commercial real estate loans of $13.7 million, commercial and industrial loans of $2.6 million and land development loans of $1.5 million.

Other Real Estate Owned (OREO)

Nonperforming assets also included $36.1 million in other real estate owned. This total includes residential real estate of $13.4 million, land development of $11.2 million, land of $7.7 million, commercial real estate of $2.8 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.6 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment. During the fourth quarter, the Company increased OREO by a net of $9.7 million, selling approximately $3.4 million at a net loss of $196,000 while adding $13.3 million. The sales principally related to residential real estate properties on a lot by lot basis. For the year ended December 31, 2010, the Company increased OREO by $13.6 million, selling $11.7 million at a net gain of $207,000 while adding $24.8 million, capitalizing costs of $404,000 and writing down OREO to fair market value by $43,000. The Company expects this type of activity to continue until the market for these properties and the economy as a whole sees marked improvement. The Company also believes that its foreclosure practices are sound.

Charge-offs

Year-to-date net charge-offs were $16.4 million, or 0.58%, of total loans. For the quarter ended December 31, 2010, net charge-offs were $8.5 million, or 1.19%, of loans on an annualized basis, compared to $2.5 million, or 0.35%, for the third quarter and $8.2 million, or 1.73%, in the same quarter last year. Net charge-offs in the fourth quarter included real estate loans of $6.6 million, commercial loans of $985,000, and consumer loans of $937,000. At December 31, 2010, total past due loans were $55.2 million, or 1.95%, of total loans, an increase from 1.56% a year ago, but down from 1.99% at September 30, 2010.

Provision

The provision for loan losses for the fourth quarter was $9.5 million, an increase of $3.6 million from the third quarter and $3.8 million from the same quarter a year ago. The current level of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. As noted above, in acquisition accounting there was no carryover of FMB’s previously established allowance for loan losses. The increases in the provision for loan losses from the third quarter were principally related to asset quality deterioration in the residential home builder portfolio. The allowance for loan losses as a percentage of the total loan portfolio, including net loans purchased at fair value in the FMB acquisition, was 1.35% at December 31, 2010, 1.32% at September 30, 2010 and 1.63% at December 31, 2009. The reduction in the allowance for loan losses as a percentage of loans compared to the prior year is related to the elimination of FMB’s allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.88% at December 31, 2010, an increase from 1.86% at September 30, 2010.

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $725,000, or 5.9%, to $13.1 million from $12.4 million in the third quarter. Gains on the sale of loans in the mortgage segment increased $488,000 and were driven by increased originations stimulated in part by a surge in refinance activity as a result of the low interest rate environment. Refinanced loans represented 56.1% of originations during the fourth quarter compared to 50.4% during the third quarter and 43.1% year to date. Other service charges and account fees increased $255,000 relating to an increase in clearing charges for brokerage transactions, letter of credit fees, ATM interchange and usage fees, and safe deposit box income. Deposit account service charge income and trust revenue was flat quarter to quarter. During the quarter, the Company recorded non-recurring gains on sales of other real estate owned of $252,000, which included the sale of an investment property for a gain of $448,000, net of sales of other real estate owned at a loss of $196,000. Excluding the mortgage segment operations and real estate sales gains in the current and prior quarters, noninterest income increased $358,000, or 5.8%.

For the fourth quarter, noninterest income increased $4.6 million, or 54.9%, to $13.1 million from $8.4 million in the prior year’s same quarter and reflects the FMB acquisition. Gains on sales of loans in the mortgage segment increased $2.2 million, or 51.5%. The increase in gain on sale revenue was driven by the increased originations, adjustments to loan fees and pricing strategies, volume related revenue incentives and the contribution of newer branches originating loans at favorable margins. Other service charges and fees increased $1.5 million, primarily as a result of increased debit card income, ATM income, brokerage commissions, and letter of credit fees. Other operating income increased $532,000 from trust revenue and bank owned life insurance investment income. During the quarter, the Company also recorded the aforementioned real estate gains. Service charges on deposit accounts increased $247,000 from increases in commercial fees, overdraft income and ATM service charges. Additionally, the Company recorded $137,000 lower gains in investment securities transactions.

For the year ended December 31, 2010, noninterest income increased $14.3 million, or 43.5%, to $47.3 million from $33.0 million in the same period in 2009, and reflects the FMB acquisition for eleven months since the acquisition date. Other service charges and fees increased $5.4 million, primarily related to increases in debit card income, ATM income and brokerage commissions and letter of credit fees. Mortgage originations increased $105.0 million from $703.7 million to $808.7 million, or 14.9%, over the same period last year, as gains on the sale of loans increased $5.5 million, or 33.0%. Gains on the sale of loans were driven by increased originations in addition to the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Other operating income increased $2.0 million and relates to revenue from the acquired FMB trust operations and bank owned life insurance investment income. Account service charges increased $853,000 from overdraft and returned check charges and fees on commercial and savings accounts. During the year, the Company recorded non-recurring gains on sales of other real estate owned of $628,000 which included primarily residential real estate and land lots, of $207,000, a gain on the sale of an investment property of $448,000 and other losses of $27,000 on fixed assets.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense increased $3.1 million, or 9.1%, to $37.1 million from $34.0 million when compared to the third quarter. Other operating expenses increased $2.8 million, or 23.9%, which included increased marketing and advertising costs of $837,000 in print and radio campaigns, Loyalty Banking® premiums, and timing of community event sponsorships and donations. Also adding to the increase were other non-recurring costs during the quarter. These costs included post acquisition lease and contract termination fees of $708,000 on the FMB acquisition, and costs related to the consolidation of bank affiliates of $584,000. Additionally, the Company incurred increased costs in maintaining the Company’s portfolio of other real estate owned of $574,000. FDIC insurance increased $198,000 due to a FDIC final assessment true-up in the prior quarter relating to combined deposit balances as a result of the FMB acquisition. Salaries and benefits expense increased $193,000 related to higher commissions in the mortgage segment, partially offset by lower profit sharing and incentive compensation. Excluding mortgage segment operations and non-recurring costs, noninterest expense increased approximately $1.5 million, or 5.3%, from the third quarter.

For the fourth quarter, noninterest expense increased $15.2 million, or 69.2%, to $37.1 million from $21.9 million for the fourth quarter of 2009 and reflects the FMB acquisition. Salaries and benefits increased $6.7 million and were primarily due to increased salary expense of $5.3 million related to additional personnel as result of the acquisition, increases in profit sharing expense of $562,000 due to improved profitability and higher group insurance costs of $485,000 from increased current year premiums and additional personnel. Commissions in the mortgage segment increased $1.0 million, or 46.4%, as a result of increased originations. Other operating expenses increased $6.6 million. Included in other operating expenses were higher amortization on acquired deposit intangible assets of $1.6 million, higher marketing and advertising expenses of $1.0 million related to Loyalty Banking® premiums and multi-media brand awareness campaigns for Union First Market Bank, higher internet and communication expenses of $946,000, and higher data processing fees of $431,000 related to increased loans and deposits from the FMB acquisition. Additionally, the Company incurred increased costs in maintaining the Company’s portfolio of OREO of $597,000. Other increases in other operating expenses included increased FDIC insurance premiums of $484,000 due to acquired deposits, other costs associated with ATM and bank card of $359,000, and higher legal and professional fees of $118,000 due to continuing problem loan work outs and foreclosure activity. During the quarter, the Company recorded non-recurring other operating expenses noted above. Occupancy expenses increased $1.2 million primarily related to additional rental expense, depreciation, and operations of acquired branches.

Furniture and equipment expense increased $598,000 due to higher depreciation and amortization expense from acquired fixed assets and equipment service contracts.

For the year ended December 31, 2010, noninterest expense increased $57.7 million, or 67.7%, to $143.0 million from $85.3 million for the year ended December 31, 2009 and reflects the FMB acquisition for the eleven months since acquisition date. Other operating expenses increased $26.7 million. This increase included increases in acquisition costs of $7.9 million, increases in amortization of acquired deposit intangible assets of $5.7 million, higher marketing and advertising expenses of $2.9 million related to Loyalty Banking® premiums and multi-media brand awareness campaigns for Union First Market Bank, and higher communications expenses of $3.0 million. Data processing fees increased $2.0 million principally as a result of increases in acquired loans and deposits volumes. Additional other increases of $1.5 million related to ATM, bank card and overdraft losses. Professional fees increased $1.0 million primarily as a result of higher legal fees for continuing problem loan work outs and foreclosure activity. Due to maintenance of the Company’s portfolio of other real estate owned and collection efforts on problem loans, loan expenses increased $1.4 million. Salaries and benefits expense increased $24.6 million primarily due to higher salaries expense of $17.2 million related principally to additional personnel from the FMB acquisition, higher profit sharing expense of $3.0 million from improved profitability, higher group insurance costs of $1.9 million from higher current year premiums and additional personnel. Commissions in the mortgage segment increased $2.5 million, or 31.2%, as a result of increased originations. Occupancy costs increased $4.4 million and primarily related to additional rental expense and operations of acquired branches. Furniture and equipment expense increased $2.0 million resulting from higher depreciation and amortization expense related to acquired fixed assets and maintenance and equipment service contracts.

Total costs associated with the acquisition of FMB were $7.9 million for the year ended December 31, 2010. Costs included legal and accounting fees, lease and contract termination expenses, system conversion, integrating operations, and employee severances, which were expensed as incurred. The costs are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” Total acquisition costs incurred from the date the Company announced the acquisition of FMB in 2009 through December 31, 2010 were $9.4 million, $1.4 million below the initial estimate of $10.8 million.

Nonrecurring costs of $584,000 were incurred in the fourth quarter relating to merging two affiliate banks, Northern Neck State Bank and Rappahannock National Bank, into Union First Market Bank. Total costs during 2010 for the consolidation were $843,000. The consolidation was completed on October 12, 2010 and no additional costs are expected to be incurred. In addition, during the current quarter the Company terminated the lease on the former FMB operations center and a vendor contract totaling $584,000 and $124,000 respectively

The following table recaps the types of nonrecurring costs as mentioned above for both the quarter and the year ended December 31, 2010:

Types of nonrecurring costs:	Three months ended 12/31/10	Twelve months ended 12/31/10
Acquisition Costs - Former First Market Bank	$34,549	$7,871,743
Conversion Cost - Affiliate banks	583,742	843,127
Post acquisition lease and termination charges	707,888	707,888

	$1,326,179	$9,422,758

BALANCE SHEET

At December 31, 2010, total cash and cash equivalents were $61.2 million, a decrease of $19.0 million from September 30, 2010, and an increase of $15.2 million from December 31, 2009. At December 31, 2010, net loans were $2.8 billion, a decrease of $6.0 million from the prior quarter. Net loans increased $955.1 million, or 51.8%, from December 31, 2009, principally the result of the acquired loan portfolio of FMB, which totaled $981.5 million at acquisition. Loans held for sale by the Company’s mortgage segment decreased by $10.4 million from the prior quarter, but increased by $19.7 million from December 31, 2009 as mortgage production increased. At December 31, 2010, total assets were $3.8 billion, a decrease of $22.2 million compared to the third quarter of 2010, and an increase of $1.2 billion from $2.6 billion at December 31, 2009, driven principally by the acquisition of FMB.

Total deposits decreased $4.1 million compared to the third quarter driven by lower demand deposits and CDs, offset by higher money market and NOW accounts. Total deposits increased $1.2 billion, or 60.2%, from December 31, 2009, principally related to the acquired deposits of FMB, which totaled $1.2 billion. Total borrowings, including repurchase agreements, decreased $17.9 million on a linked quarter basis and $57.9 million from December 31, 2009. The Company’s equity to assets ratio was 11.15% and 10.9% at December 31, 2010 and 2009, respectively. The Company’s tangible common equity to assets ratio was 8.22% and 8.64% at December 31, 2010 and 2009, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the fourth quarter decreased $45,000, or 5.0%, to $854,000 from $899,000 in the third quarter of 2010, despite higher originations of $16.1 million from $220.4 million to $236.5 million, or 7.3%, from the third quarter. Gains on the sale of loans increased $488,000, or 8.2%, and were driven by increased originations stimulated in part by a surge in refinance activity as a result of the low interest rate environment. Refinanced loans represented 56.1% of originations during the fourth quarter compared to 50.4% during the third quarter and 43.1% year to date. The decline in net income was related to an increase in noninterest expense. Salary and benefit expenses increased $558,000 due to staffing additions required to handle increased production and support operational needs in addition to volume driven commission expense. Occupancy and equipment expense increased 7.9% and 25.4% respectively on a linked basis as the result of the addition of a new office and renovations and relocation costs for others.

For the fourth quarter, the mortgage segment net income increased $362,000 to $854,000, from $492,000 for the same quarter in 2009. Originations increased $51.4 million from $185.1 million to $236.5 million, or 27.8%, during the same period last year. Gains on the sale of loans increased $2.2 million, or 51.5%. The increase in gain on sale revenue was driven by the increased originations, adjustments to loan fees and pricing strategies, volume related revenue incentives and the contribution of newer branches originating loans at favorable margins. Noninterest expenses increased $1.8 million. Of this amount, salaries and benefits increased $1.5 million as the result of commissions associated with the growth of loan originations and personnel expenses incurred with the hiring of corporate support staff to service increased loan volume. Also contributing to increased salaries and benefits was the opening of branch offices in the latter part of 2009 and early 2010.

For the year ended December 31, 2010, the mortgage segment net income increased $688,000, or 28.2%, to $3.1 million from $2.4 million in the same period of 2009. Originations increased $104.9 million from $703.7 million to $808.7 million, or 14.9%, compared to the same period last year, as gains on the sale of loans increased $5.5 million, or 33.1%. Gains on the sale of loans were driven by increased originations in addition to the contribution of newer branches originating loans at favorable margins, adjustments to loan fee and pricing policies and volume related revenue incentives. Noninterest expenses increased $5.0 million. Of this amount, salaries and benefits increased $3.8 million primarily related to increased commissions generated by loan originations as well as costs associated with additional branch office and corporate support personnel required to support production growth. Other operating expenses increased $756,000 principally due to origination related increased underwriting costs and loan expenses, investments in technology and additions to the branch office network.

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ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiary Union First Market Bank (90 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Richmond, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, Roanoke, Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On October 12, 2010, the Company combined two of its community banks, Northern Neck State Bank and Rappahannock National Bank, into its largest bank affiliate, Union First Market Bank.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. More information is available on the Company’s website, www.ubsh.com and on the SEC’s website, www.sec.gov. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	12/31/10	09/30/10	12/31/09	12/31/10	12/31/09
	(unaudited)	(unaudited)	(audited)	(unaudited)	(audited)
Results of Operations
Interest and dividend income	$48,768	$48,440	$32,744	$189,821	$128,587
Interest expense	9,541	9,791	10,163	38,245	48,771

Net interest income	39,227	38,649	22,581	151,576	79,816
Provision for loan losses	9,500	5,912	5,744	24,368	18,246

Net interest income after provision for loan losses	29,727	32,737	16,837	127,208	61,570
Noninterest income	13,078	12,353	8,445	47,298	32,967
Noninterest expenses	37,069	33,984	21,904	143,001	85,287

Income before income taxes	5,736	11,106	3,378	31,505	9,250
Income tax expense	1,312	3,033	529	8,583	890

Net income	$4,424	$8,073	$2,849	$22,922	$8,360

Interest earned on loans (FTE)	$43,505	$43,737	$28,855	$170,286	$113,070
Interest earned on securities (FTE)	6,325	5,703	4,821	23,527	19,112
Interest earned on earning assets (FTE)	49,834	49,490	33,688	193,904	132,318
Net interest income (FTE)	40,294	39,699	23,525	155,659	83,546
Interest expense on certificates of deposit	5,810	5,983	6,802	22,995	30,849
Interest expense on interest-bearing deposits	7,685	7,955	8,229	30,742	39,452
Core deposit intangible amortization	1,936	1,935	481	7,263	1,924
Net income - community bank segment	$3,570	$7,175	$2,358	$19,794	$5,921
Net income - mortgage segment	854	899	492	3,128	2,440

Key Ratios
Return on average assets (ROA)	0.46%	0.83%	0.44%	0.61%	0.32%
Return on average equity (ROE)	4.07%	7.46%	3.61%	5.50%	2.90%
Efficiency ratio	70.87%	66.63%	70.60%	71.91%	75.62%
Efficiency ratio - community bank segment	69.43%	65.00%	68.33%	70.93%	75.00%
Net interest margin (FTE)	4.55%	4.47%	3.97%	4.56%	3.55%
Yields on earning assets (FTE)	5.63%	5.57%	5.69%	5.68%	5.62%
Cost of interest-bearing liabilities (FTE)	1.31%	1.33%	2.08%	1.35%	2.46%
Noninterest expense less noninterest income / average assets	2.47%	2.22%	2.08%	2.55%	2.03%

Per Share Data
Earnings per common share, basic	$0.15	$0.29	$—	$0.83	$0.19
Earnings per common share, diluted	0.15	0.29	—	0.83	0.19
Cash dividends paid per common share	0.07	0.06	0.06	0.25	0.30
Market value per share	14.78	13.06	12.39	14.78	12.39
Book value per common share	15.16	15.29	15.34	15.16	15.34
Tangible book value per common share	11.88	11.93	11.85	11.88	11.85
Price to earnings ratio, diluted	24.84	11.35	—	17.81	65.21
Price to book value per common share ratio	0.98	0.85	0.81	0.98	0.81
Price to tangible common share ratio	1.24	1.10	1.05	1.24	1.05
Weighted average common shares outstanding, basic	25,902,835	25,881,694	18,327,987	25,222,565	15,160,619
Weighted average common shares outstanding, diluted	25,949,521	25,920,287	18,369,746	25,268,216	15,201,993
Common shares outstanding at end of period	26,004,197	25,955,213	18,419,567	26,004,197	18,419,567

Financial Condition
Assets	$3,837,139	$3,859,323	$2,587,272	$3,837,139	$2,587,272
Loans, net of unearned income	2,837,253	2,842,267	1,874,224	2,837,253	1,874,224
Earning Assets	3,485,870	3,505,845	2,336,281	3,485,870	2,336,281
Goodwill	57,567	57,567	56,474	57,567	56,474
Core deposit intangibles, net	26,827	28,762	7,690	26,827	7,690
Deposits	3,070,059	3,074,195	1,916,364	3,070,059	1,916,364
Stockholders’ equity	427,977	430,596	282,088	427,977	282,088
Tangible common equity	308,332	308,979	217,924	308,332	217,924

	Three Months Ended			Twelve Months Ended
	12/31/10	09/30/10	12/31/09	12/31/10	12/31/09
	(unaudited)	(unaudited)	(audited)	(unaudited)	(audited)
Averages
Assets	$3,854,718	$3,865,249	$2,568,743	$3,752,569	$2,578,808
Loans, net of unearned income	2,830,435	2,827,451	1,880,505	2,750,756	1,873,606
Loans held for sale	93,325	75,261	47,354	68,414	46,454
Securities	580,590	572,016	402,033	550,074	379,754
Earning assets	3,514,367	3,523,678	2,349,085	3,412,495	2,353,854
Deposits	3,086,478	3,080,908	1,942,940	2,975,045	1,969,534
Certificates of deposit	1,295,227	1,330,228	904,549	1,284,516	948,830
Interest-bearing deposits	2,589,313	2,591,275	1,645,685	2,506,414	1,679,765
Borrowings	305,900	323,207	292,984	331,786	300,739
Interest-bearing liabilities	2,895,213	2,914,482	1,938,669	2,838,200	1,980,504
Stockholders’ equity	430,748	429,126	313,369	416,577	288,243
Tangible common equity	310,144	306,564	219,511	298,221	173,618

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$37,395	$33,956	$32,930	$30,484	$25,496
Add: Recoveries	367	320	126	2,103	1,150
Less: Charge-offs	8,856	2,793	8,316	18,549	14,408
Add: Provision for loan losses	9,500	5,912	5,744	24,368	18,246

Ending balance	$38,406	$37,395	$30,484	$38,406	$30,484

ALLL / total outstanding loans	1.35%	1.32%	1.63%	1.35%	1.63%
ALLL / total outstanding loans, adjusted for acquired[1]	1.88%	1.86%	—	1.88%	—
Net charge-offs / total outstanding loans	1.19%	0.35%	1.73%	0.58%	0.71%
Nonperforming Assets
Nonaccrual loans	$61,716	$51,630	$22,348	$61,716	$22,348
Other real estate owned	36,122	26,382	22,509	36,122	22,509

Total nonperforming assets (NPAs)	97,838	78,012	44,857	97,838	44,857
Loans > 90 days and still accruing	17,993	18,554	7,296	17,993	7,296

Total nonperforming assets and loans > 90 days and still accruing	$115,831	$96,566	$52,153	$115,831	$52,153

NPAs / total outstanding loans	3.45%	2.74%	2.39%	3.45%	2.39%
NPAs / total assets	2.55%	2.02%	1.73%	2.55%	1.73%
ALLL / nonperforming loans	62.23%	72.43%	136.41%	62.23%	136.41%
ALLL / nonperforming assets	39.25%	47.93%	67.96%	39.25%	67.96%

Other Data
Mortgage loan originations	$236,653	$220,352	$185,088	$808,663	$703,744
% of originations that are refinances	56.10%	50.40%	36.80%	43.10%	49.50%
End of period full-time employees	1,005	982	662	1,005	662
Number of full-service branches	90	91	56	90	56
Number of full automatic transaction machines (ATM’s)	159	159	126	159	126

Alternative Performance Measures
Cash basis earnings[2]
Net income	$4,424	$8,073	$2,849	$22,922	$8,360
Plus: Core deposit intangible amortization, net of tax	1,258	1,258	313	4,721	1,251
Plus: Trademark intangible amortization, net of tax	65	65	—	239	—

Cash basis operating earnings	$5,747	$9,396	$3,162	$27,882	$9,611

Average assets	$3,854,718	$3,865,249	$2,568,743	$3,752,569	$2,578,808
Less: Average trademark intangible	882	982	—	933	—
Less: Average goodwill	57,566	57,566	56,474	57,566	56,474
Less: Average core deposit intangibles	27,767	29,696	7,921	28,470	8,639

Average tangible assets	$3,768,503	$3,777,005	$2,504,349	$3,665,599	$2,513,695

Average equity	$430,748	$429,126	$313,369	$416,577	$288,243
Less: Average trademark intangible	882	982	—	933	—
Less: Average goodwill	57,566	57,566	56,474	57,566	56,474
Less: Average core deposit intangibles	27,767	29,696	7,921	28,470	8,639
Less: Average preferred equity	34,389	34,318	29,463	31,387	49,512

Average tangible common equity	$310,144	$306,564	$219,511	$298,221	$173,618

Cash basis earnings per share, diluted	$0.22	$0.36	$0.17	$1.10	$0.63
Cash basis return on average tangible assets	0.61%	0.99%	0.50%	0.76%	0.38%
Cash basis return on average tangible common equity	7.35%	12.16%	5.71%	9.35%	5.54%

(1) Excludes acquired loans, but includes any acquired loan with additional credit deterioration since acquisition.

(2) As a supplement to accounting principles generally accepted in the United States ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$58,951	$38,725
Interest-bearing deposits in other banks	1,449	4,106
Money market investments	158	127
Other interest-bearing deposits	—	2,598
Federal funds sold	595	355

Total cash and cash equivalents	61,153	45,911

Securities available for sale, at fair value	572,441	400,591

Loans held for sale	73,974	54,280

Loans, net of unearned income	2,837,253	1,874,224
Less allowance for loan losses	38,406	30,484

Net loans	2,798,847	1,843,740

Bank premises and equipment, net	90,680	78,722
Other real estate owned	36,122	22,509
Core deposit intangibles, net	26,827	7,690
Goodwill	57,567	56,474
Other assets	119,528	77,355

Total assets	$3,837,139	$2,587,272

LIABILITIES
Noninterest-bearing demand deposits	$484,867	$294,222
Interest-bearing deposits:
NOW accounts	381,512	215,327
Money market accounts	783,431	446,980
Savings accounts	153,724	102,852
Time deposits of $100,000 and over	563,375	407,894
Other time deposits	703,150	449,089

Total interest-bearing deposits	2,585,192	1,622,142

Total deposits	3,070,059	1,916,364

Securities sold under agreements to repurchase	69,467	50,550
Other short-term borrowings	23,500	115,201
Trust preferred capital notes	60,310	60,310
Long-term borrowings	154,892	140,000
Other liabilities	30,934	22,759

Total liabilities	3,409,162	2,305,184

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares, no shares and 59,000 shares, respectively	35,595	—
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 26,004,197 shares, and 18,419,567 shares, at December 31, 2010 and 2009, respectively	34,532	24,462
Surplus	185,656	98,136
Retained earnings	169,801	155,047
Discount on preferred stock	(1,177)	—
Accumulated other comprehensive income	3,570	4,443

Total stockholders’ equity	427,977	282,088

Total liabilities and stockholders’ equity	$3,837,139	$2,587,272

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31			Twelve Months Ended December 31
	2010	2009		2010	2009
Interest and dividend income:
Interest and fees on loans	$43,342		$28,636	$169,549	$112,316
Interest on Federal funds sold	—		1	17	1
Interest on deposits in other banks	5		12	77	135
Interest and dividends on securities:
Taxable	3,740		2,746	13,958	10,606
Nontaxable	1,681		1,349	6,220	5,529

Total interest and dividend income	48,768		32,744	189,821	128,587

Interest expense:
Interest on deposits	7,686		8,229	30,742	39,451
Interest on Federal funds purchased	14		11	33	27
Interest on short-term borrowings	162		278	1,790	2,261
Interest on long-term borrowings	1,679		1,645	5,680	7,032

Total interest expense	9,541		10,163	38,245	48,771

Net interest income	39,227		22,581	151,576	79,816
Provision for loan losses	9,500		5,744	24,368	18,246

Net interest income after provision for loan losses	29,727		16,837	127,208	61,570

Noninterest income:
Service charges on deposit accounts	2,283		2,036	9,105	8,252
Other service charges, commissions and fees	3,115		1,581	11,395	6,003
Gains (losses) on securities transactions, net	(4)		133	58	163
Gains on sales of loans	6,450		4,258	22,151	16,654
Gains (losses) on sales of other real estate and bank premises, net	252		(13)	628	(37)
Other operating income	982		450	3,961	1,932

Total noninterest income	13,078		8,445	47,298	32,967

Noninterest expenses:
Salaries and benefits	17,644		10,912	67,913	43,315
Occupancy expenses	2,964		1,739	11,417	7,051
Furniture and equipment expenses	1,720		1,122	6,594	4,573
Other operating expenses	14,741		8,131	57,077	30,348

Total noninterest expenses	37,069		21,904	143,001	85,287

Income before income taxes	5,736		3,378	31,505	9,250
Income tax expense	1,312		529	8,583	890

Net income	$4,424		$2,849	$22,922	$8,360
Dividends paid and accumulated on preferred stock	462		483	1,688	2,696
Accretion of discount on preferred stock	63		2,418	226	2,790

Net income (loss) available to common shareholders	$3,899		$(52)	$21,008	$2,874

Earnings per common share, basic	$0.15	$		$0.83	$0.19

Earnings per common share, diluted	$0.15		$—	$0.83	$0.19

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months December 31,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)

Assets:
Securities:
Taxable	$423,417	$3,740	3.50%	$285,076	$2,746	3.82%	$181,308	$2,271	4.98%
Tax-exempt	157,173	2,585	6.53%	116,957	2,075	7.04%	114,829	2,054	7.12%

Total securities (2)	580,590	6,325	4.32%	402,033	4,821	4.76%	296,137	4,325	5.81%
Loans, net (3) (4)	2,830,435	42,673	5.98%	1,880,505	28,365	5.98%	1,865,992	29,135	6.21%
Loans held for sale	93,325	832	3.54%	47,354	490	4.11%	18,134	266	5.84%
Federal funds sold	3,240	1	0.03%	340	—	0.22%	27,878	92	1.31%
Money market investments	202	—	0.00%	191	—	0.00%	101	—	0.00%
Interest-bearing deposits in other banks	6,575	3	0.19%	16,064	12	0.30%	1,639	2	0.41%
Other interest-bearing deposits	—	—	0.00%	2,598	—	0.00%	2,598	2	0.26%

Total earning assets	3,514,367	49,834	5.63%	2,349,085	33,688	5.69%	2,212,479	33,822	6.08%

Allowance for loan losses	(37,865)			(33,410)			(24,799)
Total non-earning assets	378,216			253,068			280,518

Total assets	$3,854,718			$2,568,743			$2,468,198

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$363,779	186	0.20%	$205,565	64	0.12%	$211,566	276	0.52%
Money market savings	776,638	1,569	0.80%	433,808	1,275	1.17%	304,910	1,932	2.52%
Regular savings	153,669	120	0.31%	101,763	88	0.34%	96,277	134	0.55%

Certificates of deposit: (5)
$100,000 and over	642,838	3,003	1.85%	430,946	3,333	3.07%	434,549	4,047	3.70%
Under $100,000	652,389	2,807	1.71%	473,603	3,469	2.91%	538,339	4,813	3.56%

Total interest-bearing deposits	2,589,313	7,685	1.18%	1,645,685	8,229	1.98%	1,585,641	11,202	2.81%
Other borrowings (6)	305,900	1,855	2.41%	292,984	1,934	2.61%	369,802	3,037	3.27%

Total interest-bearing liabilities	2,895,213	9,540	1.31%	1,938,669	10,163	2.08%	1,955,443	14,239	2.90%

Noninterest-bearing liabilities:
Demand deposits	497,165			297,255			273,206
Other liabilities	31,592			19,450			17,812

Total liabilities	3,423,970			2,255,374			2,246,461
Stockholders’ equity	430,748			313,369			221,737

Total liabilities and stockholders’ equity	$3,854,718			$2,568,743			$2,468,198

Net interest income		$40,294			$23,525			$19,583

Interest rate spread (7)			4.32%			3.61%			3.18%
Interest expense as a percent of average earning assets			1.08%			1.72%			2.56%
Net interest margin (8)			4.55%			3.97%			3.52%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $139 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.7 million in accretion of the fair market value adjustments related to the acquisition of FMB.
(5)	Interest expense on certificates of deposits includes $524 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(6)	Interest expense on borrowings includes $27 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustment and was 4.29% for the quarter ending 12/31/10.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Year Ended December 31,
	2010			2009			2008
	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate
	(Dollars in thousands)
Assets:
Securities:
Taxable	$407,975	$13,958	3.42%	$261,078	$10,606	4.06%	$178,221	$9,068	5.09%
Tax-exempt	142,099	9,569	6.73%	118,676	8,506	7.17%	111,027	7,997	7.20%

Total securities (1)	550,074	23,527	4.28%	379,754	19,112	5.03%	289,248	17,065	5.90%
Loans, net (2) (3)	2,750,756	167,615	6.09%	1,873,606	111,139	5.93%	1,817,755	119,898	6.60%
Loans held for sale	68,414	2,671	3.90%	46,454	1,931	4.16%	24,320	1,370	5.63%
Federal funds sold	12,910	17	0.13%	313	1	0.20%	8,217	98	1.19%
Money market investments	171	—	0.00%	135	—	0.00%	153	1	0.40%
Interest-bearing deposits in other banks	29,444	74	0.25%	50,994	135	0.26%	1,355	39	1.73%
Other interest-bearing deposits	726	—	0.00%	2,598	—	0.00%	2,598	49	1.87%

Total earning assets	3,412,495	193,904	5.68%	2,353,854	132,318	5.62%	2,143,646	138,520	6.46%

Allowance for loan losses	(34,539)			(29,553)			(21,830)
Total non-earning assets	374,613			254,507			257,587

Total assets	$3,752,569			$2,578,808			$2,379,403

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$345,927	765	0.22%	$201,520	$314	0.16%	$218,349	1,352	0.62%
Money market savings	724,802	6,422	0.89%	429,501	7,905	1.84%	238,540	5,708	2.39%
Regular savings	151,169	560	0.37%	99,914	384	0.38%	100,782	584	0.58%
Certificates of deposit: (4)
$100,000 and over	639,406	12,000	1.88%	456,644	15,063	3.30%	435,807	17,363	3.98%
Under $100,000	645,110	10,995	1.70%	492,186	15,786	3.21%	499,591	19,291	3.86%

Total interest-bearing deposits	2,506,414	30,742	1.23%	1,679,765	39,452	2.35%	1,493,069	44,298	2.97%
Other borrowings (5)	331,786	7,503	2.26%	300,739	9,320	3.10%	377,601	12,924	3.42%

Total interest-bearing liabilities	2,838,200	38,245	1.35%	1,980,504	48,772	2.46%	1,870,670	57,222	3.06%

Noninterest-bearing liabilities:
Demand deposits	468,631			289,769			272,764
Other liabilities	29,161			20,292			19,347

Total liabilities	3,335,992			2,290,565			2,162,781
Stockholders’ equity	416,577			288,243			216,622

Total liabilities and stockholders’ equity	$3,752,569			$2,578,808			$2,379,403

Net interest income		$155,659			$83,546			$81,298

Interest rate spread (6)			4.33%			3.16%			3.40%
Interest expense as a percent of average earning assets			1.12%			2.07%			2.67%
Net interest margin			4.56%			3.55%			3.79%

(1)	Interest income on securities includes $510 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Interest income on loans includes $6.2 million in accretion of the fair market value adjustments related to the acquisition of FMB.
(4)	Interest expense on certificates of deposits includes $3.2 million in accretion of the fair market value adjustments related to the acquisition of FMB.
(5)	Interest expense on borrowings includes $899 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(6)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.